Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-202397) of Nationstar Mortgage Holdings Inc., and

(2)	Registration Statement (Form S-8 No. 333-183332) pertaining to the Second Amended and Restated 2012 Incentive Compensation Plan of Nationstar Mortgage Holdings Inc.;

(3)	Registration Statement (Form S-8 No. 333-213573) pertaining to the Second Amended and Restated Incentive Compensation Plan of Nationstar Mortgage Holdings Inc.

of our reports dated March 9, 2017, with respect to the consolidated financial statements of Nationstar Mortgage Holdings Inc., and the effectiveness of internal control over financial reporting of Nationstar Mortgage Holdings Inc., included in this Annual Report (Form 10-K) of Nationstar Mortgage Holdings Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Dallas, Texas
March 9, 2017